Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

FoxWayne Enterprises Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid			-
Fees Previously Paid	Equity	Common Stock, $0.0001 par value	457	(f)(1)	28,567,470	N/A	$284,243,469.75	$0.0000927	$26,349.37

(1)	Based on the maximum number of shares of common stock, par value $0.0001 per share (“Combined Company Common Stock”), of the Registrant estimated to be issued in connection with the business combination (the “Business Combination”) involving the Registrant and Aerami Therapeutics Holdings, Inc. (“Aerami”). Such maximum number of shares of Combined Company Common Stock is based on the sum of: (a) 25,000,000 shares of Combined Company Common Stock to be issued in connection with the Business Combination, (b) up to 3,245,292 shares of Combined Company Common Stock to be reserved for issuance upon the exercise of options to purchase Combined Company Common Stock, which are currently options of Aerami, (c) up to 78,021 shares of Combined Company Common Stock to be reserved for issuance upon the settlement of restricted stock units (“RSUs”), which are currently RSUs of Aerami, and (d) 244,157 shares of Combined Company Common Stock to be reserved for issuance upon the exercise of warrants held by certain investors in Aerami to purchase Combined Company Common Stock, which are currently warrants to purchase shares of common stock of Aerami. Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $284,243,469.75 calculated as the product of (i) 28,567,470 shares of Combined Company Common Stock, the estimated maximum number of shares of Combined Company Common Stock that may be issued in the Merger, and (ii) $9.9499 the average of the high and low trading prices of the Registrant’s Class A common stock, par value $0.0001, on the Nasdaq Capital Market on December 28, 2021.
(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

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